Exhibit 99.1

Boulevard Acquisition Corp. II and Estre Ambiental S.A. Transaction Update

New York and São Paulo, December 13, 2017—Boulevard Acquisition Corp II (NASDAQ: BLVD) (“Boulevard”) and Estre Ambiental S.A. (“Estre”) today jointly announced a number of developments which, taken together, are expected to facilitate the closing of the previously announced business combination transaction between Boulevard and Estre (the “Transaction”).  The Transaction is expected to close shortly after Boulevard’s stockholders meeting to approve the Transaction on December 21, 2017.

The developments announced today are in addition to the amendment to the terms of the Transaction publicly disclosed on December 8, 2017, which reduced the number of ordinary shares (“Ordinary Shares”) of the public entity (“New Estre”) that are issued to Estre’s stockholders in the Transaction from 35.4 million shares to 29.4 million shares, thereby reducing the equity value being paid for Estre in the Transaction by approximately 17%.  This amendment was a significant improvement in the financial terms of the Transaction for Boulevard’s stockholders.

The developments being announced today are comprised of the following:

•                  A number of unrelated institutional investors have agreed to purchase in a private placement, Ordinary Shares of New Estre for an aggregate purchase price of approximately US$130 million, thereby bringing potential gross proceeds to Estre of between $130 million and $500 million, depending on the level of redemptions by existing Boulevard shareholders.

•                  The Ordinary Shares to be purchased in the private placement will be identical to the Ordinary Shares to be issued to the existing stockholders of Boulevard and Estre in the Transaction, which, following the close, are expected to trade on NASDAQ under the symbol “ESTR.”

•                  While the per share sale price of the Ordinary Shares in the private placement is $10.00 per share, the purchasers in the private placement will receive from New Estre at closing an additional two Ordinary Shares for each 10 shares purchased. Accordingly, approximately 15.6 million Ordinary Shares will be issued in the private placement.  The issuance of 2.6 million incremental shares, in addition to the 13 million shares issued in respect of the investment of $130 million, will be neutral to Boulevard’s other stockholders in light of the previously agreed forfeiture of shares by Boulevard’s sponsor referred to below.

•                  In addition, 3,748,600 warrants to purchase Ordinary Shares at $11.50 per share will be issued as further consideration to the largest private placement investor.  The issuance of warrants is neutral to Boulevard’s other stockholders due to a corresponding agreement by Boulevard’s sponsor to forfeit an equal number of warrants that it currently holds.

•                  It is expected that a registration statement with respect to the resale of all Ordinary Shares be issued in connection with the private placement and filed with the U.S.

Securities and Exchange Commission (the “SEC”) within 15 business days following the closing of the Transaction.

•                  The holders of Estre’s principal long-term debt have agreed to a defined range for the repayment of such debt in connection with the Transaction from a minimum of $100 million to a maximum of $200 million.

•                  All repayments within this range now or in the future will be at the same discount as had originally been agreed to by the debt holders in connection with the Transaction.

•                  For the purposes of the required repayment to the debt holders, the proceeds available to Estre as a result of the Transaction will consist of cash received from the sale of Ordinary Shares in the private placements referred to above, plus cash remaining in Boulevard after the making of all payments required to be made in respect of redeemed shares, and reduced by the amount of fees and expenses payable in connection with the Transaction.

•                  In light of the change in the minimum required repayment to the debt holders described above, and the other developments described above, Estre and Boulevard have agreed to reduce the minimum cash amount required to be available at closing of the Transaction to $130 million.   Assuming satisfaction of all other closing conditions, this change in the minimum cash condition assures closure of the transaction, notwithstanding the extent to which Boulevard’s existing shareholders choose to redeem their Boulevard shares.

•                  In a scenario with no redemptions, the full $370 million will have remained in Boulevard’s trust and at closing Estre will realize $500 million of total proceeds due to the private placement described above.  The incremental proceeds of $130 million from the private placement will be added to Estre’s balance sheet, thereby further reducing net debt and providing further capital to fund growth.

As announced on December 8, 2017, Boulevard’s sponsor has agreed to forfeit a total of 3.7 million Boulevard shares it currently holds.  One effect of this forfeiture is to cause the issuance of 2.6 million incremental shares in the private placement to be neutral for Boulevard’s other shareholders.

In addition, since Estre entered into the Business Combination Agreement with Boulevard in August 2017, there have been several relevant updates from the Company, including the following:

•                  Signed memoranda of understanding to acquire three waste management companies in Brazil.

•                  Received ISO 37001 certification, making it the first player in Brazil’s waste industry to receive international certification for internal controls and integrity policies.

•                  Hired a new chief financial officer, Fabio D’Avila, who has deep experience in financial strategy and planning, having previously served as CFO of a leading public company in Brazil.

•                  Formed a majority independent Board comprised of senior executives from the waste management industry, including companies such as Advanced Disposal Services, Inc. (Richard Burke); Waste Management, Inc. (John Morris); and Wheelabrator Technologies (Robert Boucher Jr.), and other experts.

“We are very pleased by the support the transaction is receiving and look forward to a successful closing next week,” said Sergio Pedreiro, the CEO of Estre.  “We believe that the transaction will provide Estre with a sound platform for growth as Brazil’s waste management sector continues to consolidate and institutionalize.”

Additional Information

In connection with the proposed Transaction, Boulevard has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on December 8, 2017 (the “Proxy Statement”) and, on December 8, 2017, commenced mailing the Proxy Statement and other relevant documents to its stockholders as of the November 20, 2017 record date for the special meeting. Boulevard’s stockholders are urged to read the Proxy Statement and other relevant documents that have been or will be filed with the SEC in connection with the Boulevard’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed Transaction because the Proxy Statement contains important information regarding Boulevard, Estre, New Estre, the Transaction, the agreements related thereto and related matters. When available, you will be able to obtain copies of all documents regarding the Transaction and other documents filed by Boulevard or ESTR with the SEC, free of charge, at the SEC’s website (www.sec.gov) or by sending a request to Boulevard at 399 Park Avenue, 6th Floor, New York, New York 10022, or by calling Boulevard at (212) 878-3500.

Participants in the Solicitation

Boulevard, Estre and New Estre and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed Transaction under the rules of the SEC. Information about the directors and executive officers of Boulevard is set forth in the Proxy Statement, which can be obtained free of charge from the sources indicated above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-

looking statements include, but are not limited to, statements regarding forecasts of financial and performance metrics, projections of market opportunity, macroeconomic outlook and the expected benefits of the proposed Transaction. These statements are based on various assumptions and on the current expectations of Boulevard and Estre management and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions in Brazil; potential government interventions resulting in changes to the Brazilian economy, applicable taxes and tariffs, inflation, exchange rates, interest rates and the regulatory environment; changes in the financial condition of Estre’s clients affecting their ability to pay for its services; the results of competitive bidding processes, which could lead to the loss of material contracts or curtail Estre’s expansion efforts; Estre’s history of losses; the outcome of judicial and administrative proceedings to which Estre is or may become a party or governmental investigations to which Estre may become subject that could interrupt or limit Estre’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in Estre’s clients’ preferences, prospects and the competitive conditions prevailing in the Brazilian waste management; the inability of the parties to successfully or timely consummate the proposed Transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect New Estre or the expected benefits of the proposed Transaction or that the approval of the stockholders of Boulevard and/or the shareholders of Estre for the proposed Transaction is not obtained; failure to realize the anticipated benefits of the proposed Transaction, including as a result of a delay in consummating the proposed Transaction or a delay or difficulty in integrating the businesses of Boulevard and Estre; the amount of redemption requests made by Boulevard’s stockholders; the ability of Boulevard or New Estre to issue equity or equity-linked securities in connection with the proposed Transaction or in the future, including, without limitation, pursuant to a private investment in public equity, or PIPE, or other offering of equity securities, which could dilute the interests of Boulevard’s stockholders; those factors discussed in Boulevard’s Proxy Statement under the heading “Risk Factors,” and other documents of Boulevard filed, or to be filed, with the SEC. These statements speak only as of the date they are made and none of Boulevard, Estre or New Estre undertakes any obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this communication.

Contacts

For Boulevard:

Todd Fogarty / Aduke Thelwell

Kekst

todd.fogarty@kekst.com or aduke.thelwell@kekst.com

+ 1 (212) 521-4800

For Estre:

Juliana Gilio

Giusti Communication

Juliana.gilio@giusticom.com.br

+55 11 5502-5460

Citigroup Global Markets Inc.:

Neil Shah

neil.shah@citi.com

+1 (212) 723-3264